Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement of William Lyon Homes on Form S-3 (File No. 333-194517) and Forms S-8 (File Nos. 333-219413 and 333-190571) of our report dated March 6, 2018, with respect to our audit of the consolidated financial statements of RSI Communities LLC, which comprise the consolidated balance sheet as of December 31, 2017 and the related consolidated statement of income, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements, which report is included in this Form 8-K/A of William Lyon Homes dated May 25, 2018.

/s/ WRIGHT FORD YOUNG & CO.
Irvine, California May 25, 2018